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                                                                EXHIBIT 99.1

                           [LOGO]


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        FIBERMARK ANNOUNCES COMPLETION OF STEINBEIS GESSNER
                           ACQUISITION

BRATTLEBORO, VERMONT (January 13, 1998)---FiberMark, Inc. (NYSE:FMK) today announced the completion of the purchase of Steinbeis Gessner GmbH, a leading European specialty fiber-based materials manufacturer headquartered near Munich, Germany. The effective date of the acquisition is January 1, 1998. The acquisition was financed with a combination of $30 million of German bank debt and a public offering of 1.5 million shares of FiberMark's common stock. The German bank debt amortizes over seven years and carries a fixed interest rate of 6.8%. The common stock offering was completed on December 15, 1997 at a price of $20.50 per share.

Steinbeis Gessner is a wholly-owned subsidiary of Steinbeis Holding GmbH with approximately $85 million in annual revenue, headquartered in Bruckmuhl, Germany. The acquired company manufactures filter media for automotive air (engine and cabin), oil and gasoline filters and vacuum cleaner bags. The acquired company's product line also includes specialty tape materials and wet/dry abrasive papers. These products are manufactured in two production facilities located near Munich in Feldkirchen and Bruckmuhl. These facilities include paper machines, saturation and coating capabilities, and advanced non-woven technology capabilities.

"While this is the fourth acquisition for FiberMark since 1994, it marks the first overseas manufacturing operations for the company," according to Alex Kwader, President and Chief Executive Officer. "It fits squarely with our plans for substantial growth through strategic acquisitions, Kwader added. "We look forward to the sales, marketing, manufacturing and technical synergies we expect to achieve from this acquisition."

FiberMark is a leading worldwide producer of specialty fiber-based materials meeting industrial and consumer needs. Products cover a broad spectrum including filter materials for the automotive, heavy equipment, beverage and fast food industries; cover and presentation materials for office and school supplies; specialty tape base and labels for medical tapes and jeans labels; and technical specialties such as photographic and graphic arts materials, transformer paper, and base materials for printed circuit boards, book covers and abrasives. The company, a leader in the use of recycled materials, now has ten manufacturing facilities.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER DEPENDING ON THE ABILITY OF THE COMPANY TO COMPLETE ITS PUBLIC STOCK OFFERING, THE ECONOMY, AND OTHER FACTORS DISCUSSED IN THE COMPANY'S FORM 10-K FILED WITH THE SEC MARCH 31, 1997.

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For further information:






Steinbeis Gessner

Contact:
Janice C. Warren
Corporate Communications Manager
(802) 257-5981

E-mail: info@fibermark.com